Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Marea Therapeutics, Inc. 2024 Stock Option and Grant Plan and M2 Therapeutics, Inc. 2025 Stock Option and Grant Plan of Marea Therapeutics, Inc. of our report dated November 12, 2026, with respect to the combined financial statements of Marea Therapeutics, Inc. and M2 Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024, included in Lisata Therapeutics, Inc.’s Current Report on Form 8-K/A dated November 12, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
November 12, 2026